Exhibit (d)(3)

eBay Inc. 2145 Hamilton Ave. San Jose, Ca 95125

Company Tax ID: 77-0430924

Notice of Grant of Award
and Award Agreement

[FIRST NAME LAST NAME]	Award Number:	_______________________
[ADDRESS]	Plan:	_______________________
	Type:	_______________________

Effective as of              (the “Grant Date”), eBay Inc., a Delaware corporation, (the “Company”), pursuant to its 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed above (“Participant”), a Restricted Stock Unit (“RSU”) with respect to             , the number of shares of Stock (the “Shares”). This Restricted Stock Unit Award (the “Award”) is subject to all of the terms and conditions set forth herein, in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) (including without limitation the restrictions on the Shares set forth in the Restricted Stock Unit Agreement), the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit B and the Plan, all of which are incorporated herein by reference. Any capitalized terms used in this Grant Notice without definition shall have the meanings ascribed to such terms in the Plan. The Award will vest in increments on the date(s) shown.

Shares	Full Vest
_____________	_____________
_____________	_____________
_____________	_____________
_____________	_____________
_____________	_____________

All vesting is subject to Participant’s continued service with the Company or a Subsidiary through the applicable vesting date. With respect to Participants who are subject to taxation in the U.S. under the Code, in no event shall any Restricted Stock Units vest following Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code).

By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan and this Grant Notice which includes Exhibit A (the Restricted Stock Unit Agreement) and Exhibit B (the special provisions for Participant’s country of residence, if any). Participant has reviewed and fully understands all provisions of the Plan and this Grant Notice in their entirety, including Exhibits A and B, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Grant Notice, including Exhibits A and B.

eBay Inc.	Date

[Name]	Date

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

EBAY INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR PARTICIPANTS OUTSIDE THE U.S.

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”) has granted to Participant the right to receive the number of Restricted Stock Units (“RSUs”) under the 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.

GENERAL

1. Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.

2. Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

AGREEMENT

1. Grant of the RSUs. As set forth in the Grant Notice, the Company hereby grants the Participant RSUs, subject to all the terms and conditions in the Grant Notice, including this Exhibit A and Exhibit B, and the Plan. However, no shares of Stock (“Shares”) shall be issued to the Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Issuance of Stock. Shares shall be issued to Participant on or as soon as administratively practicable following each vesting date as set forth in the Grant Notice (the “Vesting Date”) (and in no event later than 2-1/2 months following each such Vesting Date), provided that Participant has not experienced a Termination of Service on or prior to such Vesting Date. After each such Vesting Date, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to RSUs that become vested on such Vesting Date. No fractional Shares shall be issued under this Agreement. In the event Participant experiences a Termination of Service, the RSUs shall cease vesting immediately upon such Termination of Service and the unvested RSUs awarded by this Agreement and the Grant Notice shall be forfeited.

3. Taxes. Regardless of any action the Company and/or Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, local and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding that arises in connection with the RSUs (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the RSUs, the subsequent sale of Shares acquired pursuant to vesting of the RSUs and the receipt of any dividends, and (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall make arrangements satisfactory to the Company and/or the Employer to satisfy all obligations with respect to the Tax-Related Items. In this regard, Participant authorizes the Company to arrange for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization. Any Sell to Cover arrangement shall be pursuant to terms specified by the Company from time to time.

Alternatively, or in addition to or in combination with a Sell to Cover arrangement, Participant authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligation for Tax-Related Items legally payable by Participant by one or a combination of the following: (i) requiring Participant to pay to the Company and/or the Employer any amount of Tax-Related Items; (ii) withholding any amount of Tax-Related Items from any wages or other cash compensation payable to Participant by the Company and/or the Employer; (iii) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (iv) withholding otherwise issuable vested Shares, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. However, no fractional Shares will be sold to cover Tax-Related Items or otherwise withheld in satisfaction of Tax-Related Items.

If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described above, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the RSUs. The Company may refuse to deliver the Shares upon vesting if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items, as described in this section.

4. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5. Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal or non-U.S. law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body), which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Company may from time to time establish for reasons of administrative convenience.

6. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

7. Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

8. Nature of Grant. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended or terminated by the Company at any time, unless otherwise provided in the Plan and/or this Agreement;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past;

(c) all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;

(f) the RSUs and any Shares acquired under the Plan are extraordinary items that do not constitute compensation for services rendered to the Employer, the Company or any Subsidiary, and that are outside the scope of Participant’s employment or service contract, if any;

(g) the RSUs and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Subsidiary;

(h) in the event that Participant is not an Employee of the Company, the RSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the RSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with any Subsidiary;

(i) the future value of the Shares subject to the RSUs is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or any diminution in value of the RSUs or Shares acquired upon vesting of the RSUs resulting from Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Employer, the Company and/or any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Grant Notice, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k) in the event of a Termination of Service (whether or not in breach of local labor laws), Participant’s right to receive and vest in RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the RSUs;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan or Participant’s acquisition or sale of Shares; and

(m) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

9. Data Privacy Notice and Consent. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Parent or Subsidiary, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).

Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the RSUs. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or future RSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11. Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control.

12. Governing Law and Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice, this Agreement and the special provisions for Participants outside the U.S. attached hereto as Exhibit B, regardless of the law that might be applied under such state’s conflict of laws principles. For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13. Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the U.S. Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14. Amendment, Modification and Termination. To the extent permitted by the Plan, this Agreement (and the Grant Notice and Exhibit B) may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of the Participant.

15. Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

17. Compliance in Form and Operation. This Agreement and the RSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement or the Grant Notice, the Company reserves the right, to the extent the Company deems necessary or advisable, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the RSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the RSUs.

18. Exhibit B. The Award shall be subject to any special provisions set forth in Exhibit B for Participant’s country of residence, if any.

If Participant relocates to one of the countries included in Exhibit B during the vesting period, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is advisable or necessary in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the RSUs and the Shares issued thereunder, to the extent the Company determines it is advisable or necessary in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. Entire Agreement: Severability. The Plan and the Grant Notice (including Exhibit B) are incorporated herein by reference. The Plan, the Grant Notice (including this Agreement and Exhibit B) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of this Agreement, the Grant Notice, Exhibit B or the Plan is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

* * * * *

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

SPECIAL PROVISIONS FOR RESTRICTED STOCK UNIT AWARDS

FOR PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Restricted Stock Unit Award Agreement (the “Agreement”). Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the eBay Inc. 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), the Grant Notice or the Agreement, as applicable.

This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of July 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units (the “RSUs”) vest or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

AUSTRALIA

Australian Addendum.

The RSUs are granted to pursuant to the Australian Addendum which is an addendum to the Plan. Participation in the Plan and the RSUs granted under the Plan are subject to the terms and conditions as stated in the Australian Addendum and the Offer Document, in addition to the Plan, the Grant Notice, the Agreement and this Exhibit B.

Issuance of Stock.

This provision supplements Section 2 of the Agreement:

Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the Award be paid to Participant in the form of cash.

Securities Law Information.

If Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

AUSTRIA

Exchange Control Information.

If Participant holds Shares obtained through the Plan outside Austria (even if Participant holds them outside of Austria with an Austrian bank), Participant must submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of the securities held outside Austria as of December 31 does not exceed €5,000,000 or the value of securities as of any quarter does not exceed €30,000,000. The reporting date is December 31; the deadline for filing the annual report is March 31 of the following year. The report should be filed at the following postal address: Österreichische Nationalbank, Büro für Devisenstatistik, Postfach 61, 1011 Wien, Austria. The forms can be obtained at the Austrian National Bank: Österreichische Nationalbank, Otto-Wagner-Platz 3, 1090 Wien, Austria Tel: +43 1 404 20-0, Fax: +43 1 404 20-94 00.

When the Shares are sold, there may be exchange control reporting obligations if the cash received is held outside Austria. A separate reporting requirement applies to any non-Austrian cash accounts. If the transaction volume of all of Participant’s cash accounts abroad exceeds €3 million, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month with the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3 million, no ongoing reporting requirements apply.

Consumer Protection Information.

Participant may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i) If Participant accepts the Award outside the business premises of the Company, Participant may be entitled to revoke acceptance of the Agreement provided that the revocation is made within one week after Participant accepts the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if Participant returns the Agreement to the Company or the Company’s representative with language that can be understood as Participant’s refusal to honor the Agreement. It is sufficient if the revocation is sent within the period discussed above.

BELGIUM

Tax Compliance.

Participant is required to report any taxable income attributable to the Award on his or her annual tax return. In addition, Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

Compliance with Law.

By accepting the Award, Participant agrees to comply with all applicable Brazilian laws and agrees to report and pay any and all applicable taxes associated with the receipt and vesting of this Award, the sale of the Shares acquired under the Plan and the receipt of any dividends.

Exchange Control Information.

If Participant is resident or domiciled in Brazil, Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$100,000. Assets and rights that must be reported include Shares of the Company.

CANADA

Issuance of Stock.

This provision supplements Section 2 of the Agreement:

Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the Award be paid to Participant in the form of cash.

CHINA

Exchange Control Restriction.

Participant understands and agrees to comply with exchange control laws in China and to immediately repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to China. Participant further understands that such repatriation of the sale proceeds and dividends may need to be effected through a special foreign exchange control account established by Company or a Subsidiary and Participant hereby consents and agrees that the proceeds from the sale of Shares and any dividends received may be transferred to such special account prior to being delivered to Participant.

Furthermore, to facilitate compliance with any applicable laws or regulations in China, the Company reserves the right to (i) mandate the immediate sale of Shares to which Participant is entitled on any applicable Vesting Date, or (ii) mandate the sale of Shares in the event of a Termination of Service. In either case, the proceeds of the sale of such Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with applicable exchange control laws and regulations, as described above.

CZECH REPUBLIC

Exchange Control Information.

Upon request of the Czech National Bank, Participant may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires Shares.

DENMARK

Nature of Grant.

This provision supplements Section 8 of the Agreement:

By participating in the Plan, Participant acknowledges that he or she understands and agrees that the Award relates to future services to be performed and is not a bonus or compensation for past services.

Exchange Control and Tax Reporting Information.

Participant may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Form V (Erklaering V) with the Danish Tax Administration. Both Participant and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the account. By signing the Form V, Participant authorizes the Danish Tax Administration to examine the account.

In addition, if Participant opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, Participant must also file a Form K (Erklaering K) with the Danish Tax Administration. Both Participant and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, Participant authorizes the Danish Tax Administration to examine the account.

ESTONIA

No country-specific terms apply.

GERMANY

Exchange Control Information.

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report. No report is required for payments less than €12,500. In addition, Participant must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Issuance of Stock.

This provision supplements Section 2 of the Agreement: Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the Award be paid to Participant in the form of cash.

Nature of Scheme.

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Award shall be void.

Securities Law Information.

This Award and the Shares to be issued upon vesting of the RSUs do not constitute a public offer of securities and are available only for employees of the Company or a Subsidiary.

The contents of the Grant Notice, the Agreement, this Exhibit B and the Plan have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the Award. If Participant is in any doubt as to the contents of the Grant Notice, the Agreement, this Exhibit B or the Plan, Participant should obtain independent professional advice.

INDIA

Fringe Benefit Tax.

By accepting this Award, Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Award and the vesting of the RSUs. Participant understands that the grant of the Award is contingent upon Participant agreeing to assume liability for fringe benefit tax payable in connection with the Award and the vesting of the RSUs.

Further, by accepting this Award, Participant agrees that the Company and/or the Employer may collect the fringe benefit tax from Participant by any of the means set forth in Section 3 of the Agreement or any other reasonable method established by the Company. Participant also agrees to execute any other consents or elections that may be required to accomplish the foregoing, promptly upon request of the Company.

Exchange Control Information.

Participant understands and agrees to comply with exchange control laws in India and to repatriate all proceeds resulting from the sale of Shares and any dividends received in relation to the Shares to India and convert such funds into local currency. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Issuance of Stock.

This provision supplements Section 2 of the Agreement for any Participant who is a director or shadow director1 of an Irish Subsidiary:

Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, only newly-issued Shares will be issued upon vesting of the RSUs. In no event will treasury Shares be issued to Participant.

Director Notification Information.

If Participant is a director, shadow director or secretary of an Irish Subsidiary, Participant must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

ITALY

Data Privacy Notice and Consent.

This provision replaces Section 9 of the Agreement:

Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this section of Exhibit B by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and any Subsidiary may hold certain personal information about Participant, including but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of managing and administering the Plan (“Personal Data”).

Participant also understands that providing the Company with Personal Data is necessary for the performance of the Plan and that Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of Personal Data processing is eBay, Inc., with registered offices at 2145 Hamilton Avenue, San Jose, California 95125, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Maria Luciana Capparelli, with registered offices at eBay Italia s.r.l., via Fabio Filzi 25, 20124 Milano, Italy.

[1]

A shadow director is an individual who is not on the board of directors of the Irish Subsidiary but who has sufficient control so that the board of directors of the Irish Subsidiary acts in accordance with the directions or instructions of the individual.

Participant understands that Personal Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant further understands that the Company and/or a Subsidiary will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and/or a Subsidiary may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area as specified herein and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Personal Data processing. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Plan Document Acknowledgment.

By accepting the Award, Participant acknowledges that he or she has received a copy of the Plan, the Grant Notice, the Agreement and this Exhibit B and has reviewed the Plan, the Grant Notice, the Agreement and this Exhibit B in their entirety and fully accepts all provisions thereof. Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: (i) Section 3: Taxes; (ii) Section 4: Rights as Stockholder; (iii) Section 7: Award Not Transferable; (iv) Section 8: Nature of Grant; (v) Section 11: Language; (vi) Section 12: Governing Law and Choice of Venue; and (vii) Section 14: Amendment, Modification and Termination, as well as the Data Privacy Notice and Consent section included in this Exhibit B.

Exchange Control Information.

Participant must report in his or her annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (ii) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Participant is exempt from the formalities in (i) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on behalf of Participant.

JAPAN

No country-specific terms apply.

KOREA

Exchange Control Information.

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within eighteen months of the sale.

LUXEMBOURG

Exchange Control Information.

Participant must report any outward and inward remittance of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Études Économiques within fifteen working days following the month during which the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it will generally fulfill the reporting obligation on Participant’s behalf; otherwise Participant will have to report the transaction him- or herself.

NETHERLANDS

Nature of Grant.

This provision supplements Section 8 of the Agreement:

In accepting the Award, Participant acknowledges that (i) the RSUs granted under the Plan are intended as an incentive for Participant to remain employed with the Employer and are not intended as remuneration for labor performed; (ii) the RSUs are not intended to replace any pension rights or compensation; and (iii) the benefits under the Plan will not automatically transfer to another corporation in the case of a merger, take-over or transfer of liability.

Securities Law Information.

Participant should be aware of the Dutch insider trading rules which may impact the sale of Shares acquired under the Plan. In particular, Participant may be prohibited from effecting certain transactions if he or she has inside information regarding the Company.

By accepting this Award, Participant acknowledges having read and understood this Securities Law Information section and acknowledges that it is his or her responsibility to comply with the following Dutch insider trading rules.

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.

Given the broad scope of the definition of inside information, certain employees of the Company working at a Subsidiary in the Netherlands (including Participant) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when Participant had such inside information.

PHILIPPINES

No country-specific terms apply.

POLAND

Exchange Control Information.

Polish residents who hold foreign securities (including Shares) and maintain accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

SINGAPORE

Issuance of Stock.

This provision supplements Section 2 of the Agreement:

Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the Award be paid to Participant in the form of cash.

Securities Law Information.

This grant of RSUs under the Plan is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification Information.

If Participant is a director, associate director or shadow director2 of a Singapore Subsidiary, Participant must notify the Singapore Subsidiary in writing of an interest (e.g., RSU, Shares, etc.) in the Company or any Subsidiary within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming a director, associate director or shadow director.

SPAIN

Nature of Grant.

This provision supplements Section 8 of the Agreement:

In accepting this Award, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary. Consequently, Participant understands that the Award is granted on the assumption and condition that the Award and any Shares issued upon vesting of the RSUs are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Participant understands that he or she will not be entitled to continue vesting in the RSUs after Termination of Service. In addition, Participant understands that the Award would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Award and any right to the RSUs shall be null and void.

Exchange Control Information.

Participant must declare the acquisition of Shares to the Dirección General de Politica Comercial y de Inversiones Extranjeras, (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. Participant must declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, if Participant wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the institution with the following information: (i) Participant’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

[2]

A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the directions or instructions of the individual.

SWEDEN

No country-specific terms apply.

SWITZERLAND

Securities Law Information.

The grant of RSUs under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

TAIWAN

Exchange Control Information.

Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Issuance of Stock.

This provision supplements Section 2 of the Agreement:

Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the Award be paid to Participant in the form of cash.

Notwithstanding any provision of the Plan, the Grant Notice or the Agreement to the contrary, Participant will not be entitled to receive any Shares pursuant to the vesting of the RSUs unless and until Participant has executed a Joint Election (as defined below) in connection with the Award.

Taxes.

This provision supplements Section 3 of the Agreement:

If payment or withholding of the Tax-Related Items (including the Employer NICs, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 3 of the Agreement.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the Tax-Related Items. In the event that Participant is a director or executive officer and the Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Participant on which additional income tax and National Insurance Contributions (“NICs”) (including the Employer NICs, as defined below) will be payable. Participant will be responsible for reporting and paying any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election.

As a condition of the Award, Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”) which may be payable by the Company or the Employer with respect to the vesting of the RSUs or otherwise payable with respect to a benefit derived in connection with the RSUs.

Without limitation to the foregoing, Participant agrees to execute a joint election between the Company and/or the Employer and Participant (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. If Participant does not enter into a Joint Election, no Shares shall be issued to Participant without any liability to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from Participant by any of the means set forth in Section 3 of the Agreement.

Data Privacy Notice and Consent.

This provision supplements Section 9 of the Agreement:

Participant acknowledges and agrees, further to the consent to the transfer of Personal Data contained in Section 9 of the Agreement, that Personal Data may be transferred to third parties outside of the European Economic Area in the course of the implementation, administration and management of the Plan.

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